Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTIMMUNE, INC.

The undersigned, being the Chief Executive Officer of Altimmune, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby amend and certify as follows:

1. That the name of the Corporation is Altimmune, Inc., and that the Corporation was originally incorporated pursuant to the GCL on April 25, 2005 under the name Healthcare Acquisition Corp.

2. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of section 242 of the Delaware General Corporation Law.

Article FOURTH of the Amended and Restated Certificate of Incorporation will be amended to add a new Paragraph C. as follows:

“C. Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware, each thirty (30) shares of the Corporation’s common stock, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.”

3. That this Certificate of Amendment shall be effective as of 5:30 p.m. EDT on September 13, 2018.

4. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 13th day of September, 2018.

/s/ William J. Enright
William J. Enright,
President and Chief Executive Officer